EXHIBIT 99.1

JOHN F. MEIER ELECTED CHAIRPERSON OF

APPLIED INDUSTRIAL TECHNOLOGIES BOARD OF DIRECTORS

Cleveland, OH (December 14, 2011) – The Board of Directors of Applied Industrial Technologies (NYSE: AIT) today elected John F. Meier as its independent Chairperson.

Mr. Meier, 64, is the former Chairman and Chief Executive Officer of Toledo-based Libbey Inc. (NYSE Amex: LBY), a leading supplier of tableware products, from which he retired in July of 2011 after serving 18 years in that role. Mr. Meier has served on the Applied Board as a director since 2005. He has also served as a director of Cooper Tire & Rubber Company (NYSE: CTB) since 1997, including most recently as Lead Director.

The election follows the October 25 retirement of David L. Pugh from his position as Chairman of the Board and Chief Executive Officer and the appointment of Neil A. Schrimsher as the new Chief Executive Officer and member of the Board.

“I am looking forward to working with Neil,” said Meier. “We share a common goal to position the company for accelerated and profitable growth and expanded market share.”

A native of Rochester, Pennsylvania, Meier began his career at Owens-Illinois, Inc. and served for more than 20 years in various sales and marketing positions before becoming Executive Vice President and General Manager of its Libbey Glass unit in 1990. When Libbey Inc. was spun off as a separate company in 1993, Meier became its Chairman and Chief Executive Officer. During the time that Meier led Libbey, it became the No. 2 player in their industry worldwide through accelerated international expansion, and the No. 1 glass company with a commanding lead in market share in North America.

Meier holds a bachelor’s degree in business from Wittenberg University and an MBA from Bowling Green State University. Meier has deep experience in developing brands, managing channels of distribution and expanding international operations. He and his wife, Ann, currently reside in Sylvania, Ohio.

With approximately 470 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2011, Applied posted sales of $2.2 billion. Applied can be visited on the Internet at http://www.applied.com.

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For more information, contact Richard C. Shaw, Vice President – Communications, at 216/426-4343. A digital photo of John Meier is available at the following link: http://www.applied.com/releasephotos.